Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Fiscal 2011 Operating Results; Company

Continues Revenue Growth

April 12, 2011	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the third quarter and the first nine months of its fiscal year 2011. Sales for the three months ended February 28, 2011 increased 89.3% to $2,920,121 compared to $1,542,312 for the same period last year. Net loss for the third quarter ended February 28, 2011 was $191,840, or $.07 per fully diluted share, compared to net loss of $443,252, or $.15 per fully diluted share, for the same period last year. For the first nine months of Fiscal 2011 ended February 28, 2011, sales increased 75.8% to $8,239,035 from $4,687,407 for the nine months ended February 28, 2010. Net loss for the first nine months of Fiscal 2011 decreased $978,321 to a net loss of $263,573 as compared to a net loss of $1,241,894 for the nine months ended February 28, 2010.

Sales in the Balancer segment increased 126.9% to $2,162,465 in the third quarter of Fiscal 2011 compared to $953,216 in the third quarter of Fiscal 2010. Sales in the Measurement segment also increased 28.6% to $757,656 for the three months ended February 28, 2011 compared to $589,096 for the same period last year. For the nine months ended February 28, 2011, sales in the Balancer segment increased 76.1% to $5,661,932 from $3,216,031 for the same period in the prior year. Sales in the Measurement segment increased 75.1% to $2,577,103 for the nine months ended February 28, 2011 from $1,471,376 for the nine months ended February 28, 2010. Sales of the Company’s balancer and laser-based measurement products increased from prior periods primarily due to higher volumes of shipments resulting from improvements in the worldwide manufacturing, industrial and commercial markets for our products.

Gross margins for the third quarter of Fiscal 2011 decreased to 44.8% as compared to 51.5% for the same period last year. Gross margins for the nine months ended February 28, 2011 decreased to 46.6% from 48.8% for the nine months ended February 28, 2010. These decreases are primarily due to changes in the product sales mix with shifts toward both sales in Asia which typically have slightly lower gross margins due to channel and distributor discounts and the Balancer segment which have lower margins than the products within the Measurement segment. Operating expenses increased 20.4% to $1,492,606 during the three months ended February 28, 2011 as compared to $1,239,577 for the same period in the prior year. Operating expenses increased 16.0% to $4,098,282 for the nine months ended February 28, 2011 from $3,533,104 for the nine months ended February 28, 2010. This increase is primarily due to higher commissions related to the increase in sales and higher expenses associated with an international trade show that occurs every two years offset by lower personnel costs.

“We are pleased with the increase in sales we are seeing across both business segments. As we see continued gradual recovery in our traditional markets for our Balancer and Measurement segments, we are also excited about the potential growth that the Xact™ product line offers. We believe that we have resolved the technological challenges that have delayed rollout of this product line, have started to sell large tank systems and are developing a product for small propane tanks. The Xact™ product line is expected to be an important contributor to the Company’s future growth,” commented Wayne A. Case, CEO of Schmitt Industries.

“As our financial results indicate, we are seeing a gradual recovery in our markets after a long period of decline. During this time period, we have been careful with our expenditures, focusing our resources on new product development and enhancing our sales organization and distribution channel. We believe that we are starting to see the positive results of those investments coupled with the improvement in general market conditions” commented James A. Fitzhenry, President of Schmitt Industries. “We are working hard to return the Company to consistent profitability while making the investments necessary to position the Company for long-term growth,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements due to numerous factors including, but not limited to, general economic conditions and the global financial crisis, the volatility of the Company’s primary markets, the Xact™ tank monitoring system’s commercial viability and ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall cost of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations

For further information regarding risks and uncertainties associated with Schmitt’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 28, 2011	May 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$2,434,435	$3,545,986
Accounts receivable, net of allowance of $21,536 and $23,387 at February 28, 2011 and May 31, 2010, respectively	1,880,110	1,144,420
Inventories	3,851,994	3,645,303
Prepaid expenses	211,600	192,167
Income taxes receivable	18,986	21,570

	8,397,125	8,549,446

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,582,936	1,564,880
Furniture, fixtures and equipment	1,123,553	1,059,496
Vehicles	129,330	90,452

	3,134,819	3,013,828
Less accumulated depreciation and amortization	(1,828,185)	(1,720,880)

	1,306,634	1,292,948

Other assets
Intangible assets, net	1,384,459	1,509,711

TOTAL ASSETS	$11,088,218	$11,352,105

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$641,230	$665,044
Accrued commissions	257,663	170,614
Accrued payroll liabilities	116,783	231,390
Other accrued liabilities	159,163	160,717

Total current liabilities	1,174,839	1,227,765

Long-term liabilities	—	3,591
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,895,635 and 2,894,802 shares issued and outstanding at February 28, 2011 and May 31, 2010, respectively	9,769,870	9,739,391
Accumulated other comprehensive loss	(238,280)	(264,004)
Retained earnings	381,789	645,362

Total stockholders’ equity	9,913,379	10,120,749

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,088,218	$11,352,105

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED February 28, 2011 AND 2010

(UNAUDITED)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010
Net sales	$2,920,121	$1,542,312	$8,239,035	$4,687,407
Cost of sales	1,611,615	747,577	4,401,932	2,400,636

Gross profit	1,308,506	794,735	3,837,103	2,286,771

Operating expenses:
General, administration and sales	1,294,072	1,068,203	3,677,808	3,061,191
Research and development	198,534	171,374	420,474	471,913

Total operating expenses	1,492,606	1,239,577	4,098,282	3,533,104

Operating loss	(184,100)	(444,842)	(261,179)	(1,246,333)
Other income (expense)	(3,806)	3,108	(3,972)	18,241

Loss before income taxes	(187,906)	(441,734)	(265,151)	(1,228,092)
Provision (benefit) for income taxes	3,934	1,518	(1,578)	13,802

Net loss	$(191,840)	$(443,252)	$(263,573)	$(1,241,894)

Loss per common share:
Basic	$(0.07)	$(0.15)	$(0.09)	$(0.43)

Weighted average number of common shares, basic	2,894,922	2,894,802	2,894,842	2,883,880
Diluted	$(0.07)	$(0.15)	$(0.09)	$(0.43)

Weighted average number of common shares, diluted	2,894,922	2,894,802	2,894,842	2,883,880